Exhibit 99.1

              MBIA Purchases Shares as Part of Its Buyback Program

     ARMONK, N.Y.--(BUSINESS WIRE)--April 4, 2005--MBIA Inc. (NYSE:MBI) announced today that the Company has purchased over 3.4 million shares as part of its buyback program in the first quarter of 2005. The Company has approximately 7.4 million shares remaining in the share buyback program, which was authorized by the board in 2004.
     Nicholas Ferreri, MBIA Chief Financial Officer said, "In the first quarter, we saw an excellent opportunity to purchase stock at very attractive prices. MBIA has a strong capital position and the stock repurchase program enables us to return value to our shareholders. We will continue to purchase shares depending on market conditions."
     MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.


     CONTACT: MBIA Inc.
              Liz James, 914-765-3889